Exhibit 21

Subsidiaries of Comtech Telecommunications Corp.*

	Subsidiaries	Jurisdiction of Incorporation

	Comtech Satellite Network Technologies, Inc.	Delaware
	Comtech Mobile Datacom LLC (a subsidiary of Comtech Systems, Inc.)	Delaware
	Comtech PST Corp.	New York
	Comtech Systems, Inc. (a subsidiary of TeleCommunication Systems, Inc.)	Delaware
	Comtech Satellite Network Technologies, Corp.	Canada
	TeleCommunication Systems, Inc.	Maryland
	NextGen Communications, Inc. (a subsidiary of TeleCommunication Systems, Inc.)	Maryland
	Comtech Solacom Technologies, Inc.	Canada
	Solacom Technologies (US), Inc.	Delaware
	Comtech NextGen LLC (a subsidiary of TeleCommunications Systems, Inc.)	Delaware
	Comtech UK Holdings Limited	United Kingdom
	CGC Technology Limited (a subsidiary of Comtech UK Holdings Limited)	United Kingdom
	Sheet Metal Precision Limited (a subsidiary of Comtech UK Holdings Limited)	United Kingdom
	NG-911, Inc.	Iowa
	Comtech Technologies, LLC	Russia

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Comtech are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.